Exhibit 99

CyberOptics Reports Strong First Quarter Sales and Earnings

Order Bookings Remain Strong

Minneapolis, MN—April 27, 2004—CyberOptics Corporation (Nasdaq: CYBE) today reported consolidated revenues of $12,690,000 for the first quarter of 2004 ended March 31, an increase of 98% from $6,425,000 in the year-earlier period. Net income for the current quarter came to $2,686,000 or $0.31 per diluted share, compared to the net loss of $1,482,000 or $0.18 per share in the first quarter of 2003. Results in 2003 included a gain of $645,000 from a technology transfer and licensing agreement and a restructuring charge of $170,000 related to the consolidation of semiconductor operations.

Kathleen P. Iverson, president and chief executive officer, commented: “Consistent with the strength of the recovery in the global electronics market, all components of our operations performed at a high level in the first quarter. Sales of electronic assembly sensors to OEMs of robotic assembly equipment grew significantly, and revenues from shipments of SMT inspection systems primarily to Asian outsourcing manufacturers exceeded planned levels. In addition, we are encouraged by the first quarter sales growth of our semiconductor products, particularly in the area of reflective wafer mapping sensors. CyberOptics’ above-plan first quarter earnings, which benefited from the streamlined cost structure established over the past few years, were attained despite growing pressure on the availability of parts, caused by growing worldwide demand for electronic assembly and semiconductor capital equipment.”

Iverson continued: “CyberOptics’ first quarter order rate was strong, and we ended this period with a backlog of $7.7 million, the highest level since early 2001. Reflecting this backlog level and continued strong demand for our products, we are forecasting earnings of $0.31 to $0.36 per diluted share on revenues of $13.0 to $14.0 million for the second quarter of 2004 ending June 30.”

Steven K. Case, Ph.D., chairman and founder, added: “The process of integrating our new Embedded Process Verification (EPV™) inspection technology into the new-generation robotic assembly platform of Universal Instruments Corporation is proceeding on schedule. As a result, Universal expects to introduce its EPV-equipped component placement machines in late 2004. Unlike our stand-alone systems, EPV technology places the inspection process inside the production equipment in the form of a small sensing sub-system. As an alternative or supplementary solution to SMT inspection, EPV is designed to make this vital capability more affordable for circuit board assembly plants. For this reason, we believe EPV has the potential to significantly expand the worldwide market for SMT inspection.”

Financial Review

•	Results for the first quarters of 2004 and 2003 reflect the absence of any income tax provision on U.S.-based operations (either a benefit on losses or tax expense on earnings). CyberOptics will not record an income tax provision on its U.S.-based operating results until the valuation allowance on deferred taxes is eliminated, which will depend upon the ability to remain consistently profitable.

•	Sales of SMT sensors to OEMs of robotic pick-and-place equipment rose 186% in the first quarter of 2004 from the year-earlier level and by 30% from the fourth quarter of 2003. This strong growth reflects improved market conditions and growing acceptance of the new multi-sensor robotic assembly platforms of our Japanese and European OEM customers.

•	Sales of SMT inspection systems grew 39% in the first quarter on a year-over-year basis but were down 17% from the fourth quarter level. During the fourth quarter of 2003 and first quarter of 2004, a significant order for SE 300 solder paste inspection systems was shipped but not recognized as revenue due to pending customer acceptance. These revenues are expected to be recognized in this year’s third quarter. A substantial portion of the SE 300 systems shipped in first quarter were installed at many of the largest manufacturing outsourcing companies in Asia, particularly in China. System sales also were made to manufacturers in Europe and North America. Revenues from the KS line of automated optical inspection systems were consistent with prior quarters. A significant order for these systems was recently received, and revenues are expected to be recognized in this year’s third quarter.

•	To expand the market for solder paste inspection, CyberOptics is aggressively pursuing opportunities with potential customers for using our SE 300 systems to inspect solder paste in semiconductor memory modules. In addition, CyberOptics plans to open a sales office in China later this year to further strengthen its position in the Asian electronics market.

•	Sales of semiconductor products, including wafer-mapping sensors for OEMs of wafer-handling equipment and frame grabber products, rose 39% in the first quarter from the year-earlier level and by 33% from the fourth quarter of 2003. The continued strengthening of the semiconductor market is starting to have a positive impact on manufacturers of semiconductor capital equipment such as CyberOptics, and strong sales levels are expected to continue in coming quarters.

•	Despite the strong sales growth recorded in this year’s first quarter, total R&D and SG&A expenses were virtually unchanged from the year-earlier level and were down modestly from the fourth quarter of 2003. As a result of the strategic decision to meet growing customer demand through greater use of temporary employees and subcontractors, CyberOptics remains committed to aggressive management of its fixed costs.

•	CyberOptics ended the first quarter of 2004 with cash and short-term investments of $27,561,000, up from $24,822,000 at year-end 2003. Operating activities generated the majority of this cash increase during the first quarter.

About CyberOptics
Founded in 1984, CyberOptics is a recognized leader in process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. During the 20 years since its founding, CyberOptics has sold more than 100,000 sensor products, over 2,000 SMT inspection systems and approximately 70,000 frame grabbers. Headquartered in Minneapolis, Minnesota, CyberOptics also has operations in Portland, Oregon, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the timing and commercial success of new product introductions, including the new EPV initiative; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission

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For additional information, contact:
Scott Larson, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
800/522-1744

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 pm Eastern today. To participate, call 800-240-2134 about 10 minutes before the starting time and ask for the CyberOptics conference call. A replay of the conference call will be available through May 4, 2004 by dialing 303-590-3000 and providing the 577210 confirmation code. Investors also can listen to this conference call at www.cyberoptics.com (Investor Information). Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended March 31,
	2004	2003

Revenue	$12,690	$6,425
Cost of revenue	5,280	3,525

Gross margin	7,410	2,900
Research and development expenses	1,762	1,740
Selling, general and administrative expenses	2,835	2,782
Restructuring and severance costs	—	170
Gain from technology transfer and license	—	(645)
Amortization of goodwill and other intangibles	230	280

Income (loss) from operations	2,583	(1,427)
Interest income and other	128	5

Income (loss) before income taxes	2,711	(1,422)
Provision (benefit) for income taxes	25	60

Net income (loss)	$2,686	($ 1,482)

Net income (loss) per share - Basic	$0.32	($ 0.18)
Net income (loss) per share - Diluted	$0.31	($ 0.18)

Weighted average shares outstanding - Basic	8,344	8,190
Weighted average shares outstanding - Diluted	8,715	8,190

Condensed Consolidated Balance Sheets
	March 31, 2004 (Unaudited)	Dec. 31, 2003

Assets
Cash and cash equivalents	$12,651	$11,354
Marketable securities	8,842	9,066
Accounts receivable, net	8,807	7,773
Inventories	5,264	4,522
Other current assets	505	422

Total current assets	36,069	33,137
Marketable securities	6,068	4,402
Intangible and other assets, net	8,916	9,054
Fixed assets, net	1,163	1,333

Total assets	$52,216	$47,926

Liabilities and Stockholders' Equity
Accounts payable	$3,286	$3,101
Accrued expenses	3,532	3,073

Total current liabilities	6,818	6,174

Total stockholders' equity	45,398	41,752

Total liabilities and stockholders' equity	$52,216	$47,926

Backlog Schedule:

2nd Quarter 2004	$4,710
3rd Quarter 2004 and thereafter	2,960

Total backlog	$7,670